Exhibit 10.4

UNION BANK OF
CALIFORNIA, N.A.

SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

As Amended and Restated Effective
September 18, 2008

ESTABLISHMENT AND
PURPOSE

Effective January 1, 1988, Union Bank established the Union Bank Supplemental Executive Retirement Plan to provide certain executives with retirement benefits in excess of those benefits provided under the Company’s Retirement Plan.

Effective April 1, 1996, the Union Bank and The Bank of California, National Association merged. The combined corporate entity is named the Union Bank of California, National Association (the “Bank”).

Effective January 1, 1997, the Bank amended and restated the Union Bank Supplemental Executive Retirement Plan (the “Plan”) in its entirety.

Using an earnings definition based on base pay but excluding bonuses, incentive payments and other forms of compensation, the Plan supplements benefits under the Retirement Plan to the extent such benefits are reduced due to the limits of Sections 401(a)(17) and 415 of the Code. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Bank hereby further amends and restates the Plan in its entirety effective September 18, 2008.

ARTICLE 1

DEFINITIONS

Except as follows, all capitalized terms used in this Plan have the same meaning as in the Retirement Plan:

1.1                                 “Bank” means Union Bank of California, National Association, a national banking association organized under the laws of the United States, or any successor in interest. Prior to April 1, 1996 the Bank was known as Union Bank.

1.2                                 “Board” means the Board of Directors of the Bank.

1.3                                 “Company” means the Bank and any other corporation, trade or business which is authorized to participate in the Plan by the Board and which constitutes a controlled group or an affiliated service group of which the Bank is a member, or are under common control with the Bank, within the meaning of Code Section 414(b), (c), (m), or (o), but only for the period during which the relationship exists.

1.3A                       “Domestic Partner” means Domestic Partner, as defined in the Union Bank of California Retirement Plan.

1.4                                 “Participant” means an executive of the Company who participates in the Plan pursuant to Article 2.

1.5                                 “Plan” means this Union Bank of California N.A. Supplemental Executive Retirement Plan.

1.6                                 “Plan Earnings” means, notwithstanding the Retirement Plan’s definition of Earnings, for purposes of determining a Participant’s accrued benefit under the Plan, a Participant’s regular base salary or wages received for services rendered to the Company, including base salary deferred under the Company’s Senior Management Deferred Compensation Plan, and amounts deferred pursuant to Code Section 125, 401(k), 402(e)(3), 402(h) or 403(b) which if paid, would have been Plan Earnings. Plan Earnings do not include commissions, overtime, bonuses, premium payments, incentive payments, restricted stock awards, bargain element on stock options (which, for purposes of clarification, includes payment of the bargain element upon the cancellation of stock options), special amounts or payments, indemnities, or Separation Pay Plan payments.

1.7                                 “Retirement Plan” means the Union Bank of California Retirement Plan. References in the Plan to sections of the Retirement Plan shall be deemed to refer to any sections adopted as successors to those sections pursuant to an amendment of the Retirement Plan.

1.8                                 “Vested Termination Benefit” means a vested benefit payable under Section 3.9 of the Retirement Plan.

ARTICLE 2

PARTICIPATION

The Participants in the Plan shall be those Company employees who are selected for Plan participation by the Bank and (1) who completed a benefit agreement with the Company on or after January 1, 1988 and before January 1, 1995, or (2) those Company employees who are Senior Vice Presidents or who have a more senior job title.

ARTICLE 3

RETIREMENT AND DISABILITY BENEFITS

A Participant shall be entitled to a benefit under this Plan only if he or she is vested in and is eligible for: (1) a vested termination benefit under Section 3.9 of the Retirement Plan, (2) a Normal Retirement Benefit under Section 3.1 of the Retirement Plan, (3) an Early Retirement Benefit under Sections 3.2 to 3.7 or 3.9A of the Retirement Plan, or (4) a Deferred Retirement Benefit under Section 3.10 of the Retirement Plan. No benefits shall be paid under this Plan with respect to a Participant who is not entitled to a benefit under the sections of the Retirement Plan referenced in the preceding sentence; in particular, no benefits shall be paid under this Plan with respect to a Participant who is only entitled to benefits under the Retirement Plan pursuant to Article V (Death Benefits), or Article VI (Disability Benefits), except as set forth in Sections 4.5 or 4.7 of this Plan.

ARTICLE 4

BENEFIT CALCULATION AND DISTRIBUTION

4.1                                 Normal Retirement. A Participant who is eligible for a Normal Retirement Benefit under the Retirement Plan shall receive a normal retirement benefit hereunder equal to the excess of (1) the Participant’s Normal Retirement Benefit under the Retirement Plan, calculated using Plan Earnings as defined in Section 1.6 but without regard to the limits of Code Sections 401(a)(17) and 415, over (2) the Participant’s Normal Retirement Benefit under the Retirement Plan. A normal retirement benefit hereunder shall be calculated as of the date that the Participant’s employment terminates and shall commence on the first day of the next calendar month, without regard to the date that benefits commence under the Retirement Plan. If the Participant is married or, effective May 1, 2006, has a Domestic Partner, when his or her employment terminates, then the normal retirement benefit hereunder shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner as the joint annuitant. If the Participant is unmarried and, effective May 1, 2006, does not have a Domestic Partner when his or her employment terminates, then the normal retirement benefit hereunder shall be paid to the Participant in the form of a single life annuity.

4.2                                 Early Retirement. A Participant who is eligible for an Early Retirement Benefit under the Retirement Plan shall receive an early retirement benefit hereunder equal to the excess of (1) the Participant’s Early Retirement Benefit under the Retirement Plan, calculated using Plan Earnings as defined in Section 1.6 but without regard to the limits of Code Sections 401(a)(17) and 415, over (2) the Participant’s Early Retirement Benefit under the Retirement Plan. An early retirement benefit hereunder shall be calculated as of the date that the Participant’s employment terminates and shall commence on the first day of the next calendar month, even if the Participant elects a later Early Retirement Date under the Retirement Plan. If the Participant is married or, effective May 1, 2006, has a Domestic Partner, when his or her employment terminates, then the early retirement benefit hereunder shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner designated as the joint annuitant. If the Participant is unmarried and, effective May 1, 2006, does not have a Domestic Partner when his or her employment terminates, then the early retirement benefit hereunder shall be paid to the Participant in the form of a single life annuity.

4.3                                 Deferred Retirement. A Participant who is eligible for a Deferred Retirement Benefit under the Retirement Plan shall receive a deferred retirement benefit hereunder equal to the excess of (1) the Participant’s Deferred Retirement Benefit under the Retirement Plan, calculated using Plan Earnings as defined in Section 1.6 but without regard to the limits of Code Sections 401(a)(17) and 415, over (2) the Participant’s Deferred Retirement Benefit under the Retirement Plan. A deferred retirement benefit hereunder shall be calculated as of the date that the Participant’s employment terminates and shall commence on the first day of the next calendar month, without regard to the date that benefits commence under the Retirement Plan. If the Participant is married or, effective May 1, 2006, has a Domestic Partner, when his or her employment terminates, then the deferred retirement benefit hereunder shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner as the joint annuitant. If the Participant is unmarried and, effective May 1, 2006, does not have a Domestic Partner, when his or her employment terminates, then the deferred retirement benefit hereunder shall be paid to the Participant in the form of a single life annuity.

4.4           Vested Termination Benefit. A Participant who is entitled to benefits only under Section 3.9 of the Retirement Plan (Vested Terminated Participants) shall receive a vested termination benefit hereunder equal to the excess of (1) the Participant’s Vested Termination Benefit under the Retirement Plan, calculated using Plan Earnings as defined in Section 1.6 but without regard to the limits of Code Sections 401(a)(17) and 415, over (2) the Participant’s Vested Termination Benefit under the Retirement Plan. A vested termination benefit hereunder shall be calculated as of the date that the Participant’s employment terminates and shall commence on the first date of the calendar month following the date the Participant’s employment terminates or, if later, the first date of the calendar month following the date the Participant attains age 55, without regard to the date that benefits commence under the Retirement Plan. The vested termination benefit will be reduced for early payment based upon the same reduction factors that would apply under the Retirement Plan for a Vested Termination Benefit using the Participant’s age and service at the date of termination of employment. If the Participant is married or, effective May 1, 2006, has a Domestic Partner, when his or her benefit commences, then the vested termination benefit hereunder shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner as the joint annuitant. If the Participant is unmarried and, effective May 1, 2006, does not have a Domestic Partner when his or her benefit commences, then the vested termination benefit hereunder shall be paid to the Participant in the form of a single life annuity.

4.5                                 Disability Benefits. A Participant who becomes Disabled (as defined below) shall be entitled to a benefit under this Plan only under the following circumstances:

(a)                                  If on or before becoming Disabled, the Participant had become vested in and eligible for: (1)  a Normal Retirement Benefit under Section 3.1 of the Retirement Plan, (2) an Early Retirement Benefit under Sections 3.2 to 3.7 or 3.9A of the Retirement Plan, or (3) a Deferred Retirement Benefit under Section 3.10 of the Retirement Plan, the Participant shall receive a disability retirement benefit hereunder calculated in the same manner as if the Disability were a termination of employment.

(b)                                 If on or before becoming Disabled, the Participant had become vested in and eligible for benefits under the Retirement Plan only pursuant to Section 3.9 (Vested Terminated Participants), the Participant shall receive a disability retirement benefit hereunder, calculated as of the date that the Participant becomes Disabled, equal to the excess of (1) the Participant’s Vested Termination Benefit under the Retirement Plan, calculated using Plan Earnings as defined in Section 1.6 but without regard to the limits of Code Sections 401(a)(17) and 415, over (2) the Participant’s Vested Termination Benefit under the Retirement Plan; provided, however, that no disability retirement benefit shall be payable pursuant to this Section 4.5(b) unless the Participant continues to be Disabled through the date that the benefit is scheduled to commence pursuant to Section 4.5(c). If the Participant recovers from the Disability prior to the date the disability retirement benefit is scheduled to commence, no disability retirement benefit is payable under this Section 4.5(b). The disability retirement benefit will be reduced for early payment based upon the same reduction factors that would apply under the Retirement Plan for a

Vested Termination Benefit using the Participant’s age at commencement of payment and service at the date of Disability.

(c)                                  A disability retirement benefit hereunder shall commence on the first date of the calendar month following the date the Participant becomes Disabled or, if later, the first date of the calendar month following the date the Participant attains age 55, without regard to the date that benefits commence under the Retirement Plan. A Participant will not continue to accrue benefits under this Plan while Disabled notwithstanding any continued accrual of benefits under the Retirement Plan. If the Participant is married or, effective May 1, 2006, has a Domestic Partner, when his or her benefit commences, then the disability retirement benefit hereunder shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner as the joint annuitant. If the Participant is unmarried and, effective May 1, 2006, does not have a Domestic Partner when his or her benefit commences, then the disability retirement benefit hereunder shall be paid to the Participant in the form of a single life annuity.

(d)                                 For purposes of this Plan, a Participant will be considered Disabled if determined to be disabled under the Company’s long-term disability plan, provided that the Participant is determined to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

4.6                                 Small Benefits. If the Actuarial Equivalent lump sum value of any benefit payable hereunder is $10,000 or less ($5,000 or less for benefits payable before October 23, 2007), payment of the benefit shall be made in a single lump sum in cash on the date the benefit would otherwise commence, provided that, to the extent required under Section 409A of the Code, the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan and all other deferred compensation arrangements which, together with the Plan, are treated as a single plan under Section 409A of the Code.

4.7                                 Preretirement Death Benefit For Surviving Spouse Or Domestic Partner. Effective May 1, 2006, upon the death of a Participant who, on the date of such death, (1) is an employee of the Company, (2) has not received any benefits under this Plan, and (3) is eligible to retire from the Company and receive a Vested Termination Benefit, a Normal Retirement Benefit, an Early Retirement Benefit, or a Deferred Retirement Benefit from the Retirement Plan, his or her surviving spouse or surviving Domestic Partner, if any, shall be entitled to the monthly benefit that would have been payable to such spouse or Domestic Partner under this Article 4, if the Participant had:

(a)                                  terminated employment on the date of death,

(b)                                 commenced receiving a 50% joint and survivor annuity with the Participant’s spouse or Domestic Partner designated as the joint annuitant on the date of death or, if later, the date the Participant would have attained age 55, and

(c)                                  died on the following day.

If the Participant was eligible only for a Vested Termination Benefit under the Retirement Plan, the benefit payable to the surviving spouse or surviving Domestic Partner shall commence on the first date of the calendar month following the date of the Participant’s death or, if later, the first date of the calendar month following the date the Participant would have attained age 55.

4.8                                 Election of Actuarially Equivalent Life Annuities. Effective upon the date of adoption of this amendment and restatement, in accordance with such procedures as the Committee may promulgate from time to time, a Participant may elect to change the form of payment of his or her benefit to a single life annuity, or to a 50%, 66-2/3%, 75% or 100% joint and survivor annuity with the Participant’s spouse or Domestic Partner as the joint annuitant, before any annuity payment has been made, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions, and that the change complies with the requirements of Section 409A of the Code.

4.9                                 Distributions to a Specified Employee. Notwithstanding any other provision of the Plan, payments otherwise required to be made or commence upon the termination of employment of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code and applicable regulations thereunder, as determined by the Committee) at the time of such termination shall be delayed and paid, without interest, upon the earlier of (i) the first business day which is at least six months and one day following the date of such termination of employment, or (ii) the death of the Participant, to the extent that the Committee determines that such delayed payment is required in order to avoid a violation of Section 409A of the Code.

4.10                           Delayed Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its discretion, delay the payment of any benefit hereunder beyond the date otherwise provided under the Plan in the following circumstances:

(a)                                  Violation of Applicable Laws. Payment of a benefit may be delayed in the event the Committee reasonably anticipates that the payment will violate federal securities laws or other applicable law. Payment of the amounts delayed under this Section 4.9(a) will be made at the earliest date at which the Committee reasonably anticipates that making the payment will not cause a violation of federal securities laws or other applicable law.

(b)                                 Other. Payment may be delayed under such other circumstances permitted under applicable guidance under Section 409A of the Code.

4.11                           Accelerated Payments. The acceleration of the time or schedule of any payment prior to the date or dates otherwise provided under the Plan is prohibited except as permitted under Section 409A of the Code. To the extent permitted under Section 409A of the Code, the Committee may, in its discretion, accelerate payment under the following circumstances:

(a)                                  Divestiture. A Participant’s benefit may be accelerated to the extent necessary to for any Federal officer or employee in the executive branch to comply with any ethics agreement with the Federal government, or to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law.

(b)                                 Income Inclusion Under Code Section 409A. If the Plan fails to meet the requirements of Section 409A of the Code and applicable regulations thereunder, a payment may be made to the Participant in the amount required to be included in income as a result of the failure to comply with such requirements.

(c)                                  Other. Payment may be accelerated under such other circumstances permitted under applicable guidance under Section 409A of the Code.

4.12                           Separation From Service. Notwithstanding any provision of the Plan to the contrary, references to “termination of employment” shall mean a “separation from service” which qualifies as a permitted payment event for purposes of Section 409A of the Code.

ARTICLE 5

AMENDMENT AND TERMINATION

The Board reserves the right at any time to modify or amend by a duly adopted resolution of the Board or a duly delegated committee of the Board any or all of the provisions of the Plan (including a retroactive amendment required to comply with Code Section 409A). Notwithstanding the preceding sentence, no such modification or amendment will reduce the benefits earned by a Participant prior to the date of the amendment or modification, except that such benefits may be reduced because of an increase in benefits payable under the Retirement Plan. No distributions will be made prior to the date or dates otherwise provided under the Plan, unless earlier distribution is permitted under Code Section 409A.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1                                 Plan Administration. The Bank shall be the plan administrator and the named fiduciary within the meaning of ERISA. In administering the Plan, the Bank shall act through the Employee Deferred Compensation and Benefit Plans Administrative Committee, which shall be delegated the full power, discretion and authority to interpret, construe and administer the Plan and any part thereof. The Committee’s interpretation and construction of the Plan, and actions thereunder, shall be binding and conclusive on all persons for all purposes. All actuarial determinations shall be made by the actuary for the Retirement Plan, and the Committee shall be entitled to rely on the good faith determinations of such actuary. The Committee shall make appropriate arrangements for satisfaction of any federal or state payroll withholding tax required upon the accrual or payment of any Plan benefits.

6.2                                 Claims Procedures. Claims for benefits under this Plan shall be brought in accordance with the claims procedures set forth in Article X of the Retirement Plan, which is hereby incorporated herein by reference.

6.3                                 No Employment Contract. Nothing in this Plan shall be construed to limit in any way the rights of a Company to terminate an employee’s employment at any time for any reason whatsoever; nor shall it be evidence of any agreement or understanding, express or implied, that a Company will employ an employee in any particular position or permit an employee to participate in any compensation or benefit programs.

6.4                                 Non-Alienation of Benefits. No benefit payable under this Plan may be assigned, pledged, mortgaged, or hypothecated, or shall be subject to legal process or attachment for the payment of claims of any creditor of a Participant or the surviving spouse of a Participant.

6.5                                 No Funding Obligation. This Plan shall not be construed to require the Bank to fund any of the benefits payable under this Plan nor to require the establishment of a trust. The Bank, in its sole discretion, may make such arrangements as it desires to provide for the payment of any benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Bank or in which it has an interest to secure the payment of a Company’s obligations hereunder.

6.6                                 Entire Agreement. This Plan document contains the entire obligation of the Bank to provide benefits described herein. The Plan document may not be modified by any oral statement or agreement and may be modified only by a written amendment executed by a duly authorized officer of the Bank.

6.7                                 Governing Law. This Plan and all rights hereunder shall be governed by and construed in accordance with ERISA applicable to Top Hat plans, and laws of the State of California to the extent not preempted.

6.8                                 Section 409A. This Plan is intended to comply, in form and operation, with Section 409A of the Code, and its provisions shall be interpreted consistent therewith. Notwithstanding any provision of the Plan to the contrary, no distributions will be made under the Plan earlier or later than permitted under the requirements of Code Section 409A.

Dated: September 18, 2008

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Paul E. Fearer

As Its: Director of Human Resources